Exhibit 4.4

FIRST SUPPLEMENTAL WARRANT INDENTURE

THIS FIRST SUPPLEMENTAL WARRANT INDENTURE dated this 4th day of May, 2022.

BETWEEN:

FIRST PERSON LTD., a company existing under the laws of Alberta (hereinafter called the “Corporation”)

- and -

ODYSSEY TRUST COMPANY, a trust company existing under the laws of Alberta and registered to carry on business in the Provinces of Alberta and British Columbia (hereinafter called the “Warrant Agent”)

WHEREAS the Corporation (as Leiio Wellness Ltd.) and the Warrant Agent entered into a warrant indenture dated as of the 14th day of July, 2021, as may be supplemented or amended from time to time (the “Warrant Indenture”), pursuant to which the Corporation may issue warrants of the Corporation (the “Warrants”), each Warrant entitling the holder thereof to purchase one common share of the Corporation, all in accordance with the terms and conditions of the Warrants;

AND WHEREAS pursuant Article 8.1 (a) of the Warrant Indenture, the Warrant Agent and the Corporation are permitted to enter into a supplemental indenture setting forth any adjustments resulting from the application of the provisions of Article 4 of the Indenture;

AND WHEREAS on April 21, 2022 the Corporation filed Articles of Amendment to effect the consolidation of its issued and outstanding common shares on the basis of a consolidation ratio of one post-consolidation common share for every ten pre-consolidation common shares (the “Consolidation”) outstanding prior to the effective date of the Consolidation (April 21, 2022), and delivered a Notice of Adjustment pursuant to Article 4.6 of the Indenture.;

AND WHEREAS this First Supplemental Warrant Indenture has been executed and delivered by the Warrant Agent and the Corporation by way of a supplemental indenture to modify and supplement the provisions of the Warrant Indenture;

AND WHEREAS all necessary resolutions of the Board of Directors of the Corporation have been duly passed or taken and other proceedings taken and conditions complied with, as the case may be, to make this First Supplemental Warrant Indenture and the execution thereof legal and valid and in accordance with the laws relating thereto;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Corporation and not by the Warrant Agent;

NOW THEREFORE, in consideration of the premises and the covenants of the parties it is hereby agreed and declared as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions.

In this First Supplemental Warrant Indenture all terms contained herein which are defined in the Warrant Indenture, as supplemented hereby, shall, for all purposes hereof, have the meanings given to such terms in the Warrant Indenture, as supplemented hereby, unless the context otherwise specifies or requires.

1.2 Interpretation.

In this First Supplemental Warrant Indenture, “this First Supplemental Warrant Indenture”, “hereof”, “hereby” and similar expressions refer to this First Supplemental Warrant Indenture and not to any particular Article, Section or other portion hereof, and include any and every instrument supplemental or ancillary hereto or in implementation hereof.

1.3 Gender and Number.

Unless herein otherwise expressly provided or unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 Interpretation not Affected by Headings, etc.

The division of this First Supplemental Warrant Indenture into Articles, Sections, Subsections and paragraphs, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this First Supplemental Warrant Indenture.

1.5 Time of the Essence.

Time shall be of the essence in all respects in this First Supplemental Warrant Indenture.

1.6 Severability.

In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, all of which shall remain in full force and effect.

1.7 Conflicts.

In the event of any conflict between the provisions of this First Supplemental Warrant Indenture and the Warrant Indenture or Warrants, the provisions of this First Supplemental Warrant Indenture will govern.

1.8 Applicable Law.

This First Supplemental Warrant Indenture shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.

1.9 Requirement of Writing.

This First Supplemental Warrant Indenture may not be amended, modified or waived except by written instrument signed by the Corporation and the Warrant Agent to this First Supplemental Warrant Indenture.

1.10 Successors and Assigns.

This First Supplemental Warrant Indenture shall enure to the benefit of and be binding upon the Corporation and the Warrant Agent hereto and their respective successors and assigns.

1.11 Execution.

This First Supplemental Warrant Indenture may be simultaneously executed by facsimile in counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

ARTICLE 2

SUPPLEMENTAL INDENTURE

2.1 Supplemental Indenture.

This First Supplemental Warrant Indenture is supplemental to the Warrant Indenture and the Warrant Indenture shall henceforth be read in conjunction with this First Supplemental Warrant Indenture and the Warrant Indenture and this First Supplemental Warrant Indenture shall henceforth have effect so far as practicable as if all the provisions of the Warrant Indenture and this First Supplemental Warrant Indenture were contained in the one instrument.

2.2 Supplements and Amendments.

a)	The reference to “5,006,204 Warrants” in the Recitals and Section 2.1 shall be deleted and replaced with “500,620 Warrants”.
b)	The definition of “Exercise Price” shall be amended to CDN $5.00 per Common Share

ARTICLE 3

MISCELLANEOUS PROVISIONS

3.1 Confirmation of Indenture

On the date hereof, the Indenture shall be supplemented in accordance with this First Supplemental Warrant Indenture, and this First Supplemental Warrant Indenture shall form part of the Indenture for all purposes, and the holder of every Warrant heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture, as supplemented by this First Supplemental Warrant Indenture, shall remain in full force and effect as supplemented by this First Supplemental Warrant Indenture and is in all respects ratified and confirmed

3.2 Acceptance.

The Warrant Agent hereby accepts this First Supplemental Warrant Indenture declared and provided and agrees to perform the same upon the terms and conditions set forth herein and in the Warrant Indenture, as supplemented and amended hereby.

IN WITNESS WHEREOF the parties hereto have executed this First Supplemental Warrant Indenture as of the day and year first above written.

FIRST PERSON LTD.

Per:	/s/ Darcy Campbell
Name:	Darcy Campbell
Title:	Chief Financial Officer

ODYSSEY TRUST COMPANY

Per:	/s/ Dan Sander
Name:	Dan Sander
Title:	President, Corporate Trust

Per:	/s/ Amy Douglas
Name:	Amy Douglas
Title:	Director, Corporate Trust